EXHIBIT-10

                                DAVID W. STEVENS

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 31st day of October 2002, by and between Southern Union Company (hereinafter referred to as the "Company"), a Delaware corporation, and David W. Stevens (hereinafter referred to as the "Executive").

         WHEREAS, the Executive is presently employed by the Company in the capacity of Executive Vice President Utility Operations and President and Chief Operating Officer of the Southern Union Gas Company Division;

         WHEREAS, the Company is desirous of assuring the continued employment of the Executive as a senior executive of Southern Union Company, and Executive is desirous of having such assurance.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Terms of Employment; Prior Agreements

1.1 Employment Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, in accordance with the terms and conditions set forth herein, for an initial term of three (3) years commencing as of the date hereof and thereafter this Agreement shall automatically be extended for additional one (1) year terms (the "Term"), unless terminated by either party in accordance with the terms and conditions of this Agreement.

1.2 Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or any of its Affiliates regarding the terms of Executive's employment with the Company and/or of its Affiliates. For purposes of this Agreement, an "Affiliate" shall mean any entity that, directly or indirectly, through one or more intermediaries is controlled by, controls or is under common control with the Company.

Section 2. Position and Responsibilities.

During the Term of this Agreement, the Executive agrees to serve as a senior executive of the Company and/or its Affiliates. In such capacity, the Executive shall have such level of duties and responsibilities as Executive may be assigned from time to time by the President of the Company. The Executive shall have the same status, privileges and responsibilities normally inherent in similarly situated senior executives of the Company.

Section 3. Standard of Care.

During the Term of this Agreement, the Executive agrees to devote his full business time and reasonable best efforts to the business of the Company and/or its Affiliates, as may be assigned from time to time by the President of the Company. Executive shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the President. The Executive may serve on the board of directors or trustees of any business corporation or charitable organizations so long as such service is not injurious to the Company and is agreed upon by the President. This Section 3 shall not be construed as preventing the Executive from holding, as a passive investor, up to two percent (2%) of the common stock of any public company.

Section 4. Compensation.

As remuneration for all services to be rendered by the Executive during the Term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

4.1 Base Salary. During the Term, the Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the President; provided, however, that such Base Salary shall in no event be less than $15,384.62 per biweekly pay period ("Base Salary"). This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company.

While this Agreement is in force, the Base Salary shall be reviewed at least annually, to ascertain whether, in the judgment of the President, such Base Salary should be increased, based primarily on the performance of the Executive during the year and on the base salary of similarly situated executives at comparable companies. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement.

4.2 Annual Cash Incentive Compensation. The Company shall provide the Executive with the opportunity to earn an annual cash incentive compensation payment, at a level no less than similarly situated senior executive officers of the Company ("Annual Cash Incentive Compensation"), based upon reasonable goals and measures for the Executive, established by the President and which are substantially similar to goals and measures for similarly situated executives of the Company or such other goals and measures as are mutually agreed upon in writing by the President and the Executive.

4.3 Long-Term Incentives. The Company shall provide the Executive with the opportunity to earn a long-term incentive award by participating in the Company's Long-Term Incentive Stock Option Plan at a level no less favorable than that provided to similarly situated senior executives of the Company.

4.4 Supplemental Retirement Benefits. The Company shall provide the Executive the opportunity to participate in the Southern Union Company Supplemental Deferred Compensation Plan and the Southern Union Company Employee Retirement Plan, both as may be amended from time to time, at a level no less favorable than that provided to similarly situated senior executives of the Company.

4.5 Employee Benefits. During the Term, the Company shall provide the Executive with those qualified retirement plan benefits and welfare benefits that are, in the aggregate, substantially equivalent to those benefits currently provided to the Executive and which are, in no event, less than those benefits that any other similarly situated senior executives of the Company are generally entitled, without duplication of benefits. The Executive shall be entitled to paid vacation in accordance with the standard written policy of the Company with regard to vacations of employees. The Company shall provide to the Executive, at the Company's cost, the amount and type of perquisites that are, in the aggregate, substantially equivalent to those perquisites currently provided to the Executive.

Section 5.  Expenses

The Company shall pay, or reimburse the Executive, for all ordinary and necessary expenses that the Executive incurs in performing his duties under this Agreement in accordance with the Company's policy.

Section 6.  Termination of Employment

6.1 General. Executive's employment may be terminated in accordance with any of the provisions set forth in this Section 6, and the Term shall terminate upon the effective date of such termination of employment. Upon such termination, Executive shall be entitled solely to the rights and benefits set forth in the applicable provisions of this Section 6.

6.2               Termination Due to Death or Disability.

         (a) Executive's employment may be terminated by the Company on account of Executive's Disability, and shall be terminated upon Executive's death. The Company shall have the right to terminate Executive's employment on account of Disability if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties with the Company for six (6) consecutive months.

         (b) If the Executive's employment is terminated due to death or Disability, the Company shall pay Executive: (i) his accrued but unpaid Base Salary and accrued vacation pay through the date of his termination; (ii) any unpaid Annual Incentive Compensation earned but not paid in the previous year;
(iii) the entire potential Annual Cash Incentive Compensation established for the fiscal year of Executive's termination; plus (iv) any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs in which he is a participant, at the times such payments are due. With the exception of the foregoing obligations of the Company, and, in the case of Disability, the covenants of Executive contained in Section 7 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

6.3      Voluntary Termination by the Executive.

         (a) The Executive may terminate this Agreement at any time by giving the President written notice of Executive's intent to terminate, delivered at least thirty (30) calendar days prior to the effective date of such termination. The termination shall become effective automatically upon the expiration of the thirty (30) day notice period. Such notice shall also constitute the resignation by the Executive of any positions he may hold as an officer and/or director of the Company and/or its Affiliates.

         (b) In the event such termination is other than for Good Reason, death or Disability, the Company shall pay the Executive: (i) his accrued but unpaid Base Salary and accrued vacation pay through the date of termination; (ii) any unpaid Annual Incentive Compensation earned but not paid in the previous year; plus (iii) any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs in which he is a participant, at the times such payments are due. With the exception of the foregoing obligations of the Company and the covenants of the Executive contained in Section 7 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

6.4 Involuntary Termination by the Company Without Cause. The Company may terminate the Executive's employment at any time by notifying the Executive in writing of the Company's intent to terminate, effective thirty (30) calendar days following the date on which the Company delivers such notice to the Executive. If Executive's employment is terminated by the Company for reasons other than death, Disability or for Cause, then the Executive shall be entitled to the benefits provided below:

         (a) The Company shall pay the Executive an amount equal to: (i) his accrued but unpaid Base Salary and accrued vacation pay through the date of termination; (ii) any unpaid Annual Incentive Compensation earned but not paid in the previous year; (iii) a Separation Payment equal to .75 times the Executive's Covered Compensation (as hereinafter defined); (iv) subject to the terms of Section 13 of this Agreement, 2.25 times the Executive's Covered Compensation as a Non-Compete Payment (the "Non-Compete Payment") over the term set forth below; plus (v) any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs in which he is a participant, at the time such payments are due. "Covered Compensation" shall mean the Executive's annualized Base Salary (determined by multiplying the biweekly rate of Base Salary in effect at the effective date of termination by 26) plus the entire potential Annual Incentive Compensation established for the fiscal year in which the Executive's termination occurs. As long as Executive remains in material compliance with the terms and conditions of this Agreement, the Executive shall be paid the Non-Compete Payment in thirty-six (36) equal monthly installments, with the first payment to be made within twenty (20) days of Executive's termination in accordance with this Section 6.4, and the final payment to be made to the Executive thirty-five (35) months after the first payment. Notwithstanding anything herein to the contrary, in the event of a material breach by the Executive of any of the provisions contained in Section 13 of this Agreement, that is not cured within thirty (30) calendar days following Executive's receipt of written notice from the Company identifying the material breach, the Executive shall immediately forfeit his right to any and all of the remaining scheduled Non-Compete Payments set forth herein.

         (b) For three (3) years after Executive's termination, the Company shall provide the Executive with life and medical benefits substantially similar to those provided from time to time to similarly situated active senior executives of the Company. In the event that the Employee obtains substantially similar benefits or coverage from another employer, these life and medical benefits shall be correspondingly reduced during such period following the Executive's termination. Executive agrees to report any such coverage or benefits he obtains to the Company.

         (c) Upon approval by the appropriate Company Board Committee, any unvested stock options held by the Executive at the time of his termination shall be deemed fully vested and exercisable, and Executive shall have three (3) years from the date of his termination to exercise such stock options. In the event and to the extent appropriate Board Committee approval is not obtained for the foregoing, the Company shall pay the Executive an equivalent amount in cash, as determined by the Company in its reasonable discretion using acceptable valuation methodologies such as the Black-Scholes method to value the stock options.

         (d) Executive shall be provided with title to the Company automobile used by the Executive at the time of his termination or, at the Company's option, the market value of the Company automobile in cash within a reasonable time.

With the exceptions of the foregoing obligations of the Company and the Executive's covenants contained in Section 7 herein (which shall survive such termination), the Company and the Executive hereafter shall have no further obligations under this Agreement or any severance plans of the Company or its Affiliates.

6.5      Termination for Cause.

         (a) The Company may terminate the Executive's employment for "Cause". "Cause" shall mean willful misconduct, fraud, conviction of a felony, consistent gross neglect of duties or wanton negligence by the Executive in the performance of his duties to the Corporation or its Affiliate, or the material breach by Executive of the terms of this Agreement, which material breach is not cured within thirty (30) days after notice to Executive of such default. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a written notice of termination which shall include a determination by the Board of Directors (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard by the Board of Directors) finding that, in the good faith opinion of the Board of Directors, the Executive was guilty of conduct constituting "Cause" as set forth in this paragraph and specifying the particulars thereof in detail. The termination of employment shall be effective upon the giving of such notice in accordance with the provisions of this Section.

         (b) In the event of termination of the Executive's employment for "Cause," the Company shall pay the Executive his accrued and unpaid Base Salary through the date notice of termination is delivered to the Executive in accordance with the provisions of this Section, plus any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs in which he is a participant, at the times such payments are due. Except for the foregoing obligations of the Company and the Executive's covenants under Section 7 (which shall survive such termination), upon delivery to the Executive of written notice of termination in accordance with the provisions of this Section, the Company and the Executive thereafter shall have no further obligations under this Agreement.

6.6      Termination for Good Reason.

         (a) The Executive may terminate his employment for Good Reason (as defined below) by giving the President thirty (30) days' written notice of termination, stating in reasonable detail that facts and circumstances claimed to provide a basis for such termination. In the event of termination for Good Reason, the Company shall pay and provide to the Executive the amounts and benefits set forth in Section 6.4 hereof in the manner specified therein. With the exceptions of the foregoing obligations of the Company and the Executive's covenants contained in Section 7 herein (which shall survive such termination), the Company and the Executive hereafter shall have no further obligations under this Agreement.

         (b) Good Reason shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

              (i) The assignment to the Executive of any duties inconsistent with his status as a senior executive of the Company or an Affiliate of the Company or a substantial reduction in the nature or status of the Executive's responsibilities from those set forth in Section 2 hereof.

              (ii) A reduction by the Company in the Executive's Base Salary payable under Section 4.1 hereof, as the same may be increased from time to time;

              (iii) The Company's requiring the Executive to be based at a location which is more than fifty (50) miles from the current principal location of Executive's employment;

              (iv) The failure by the Company to continue to provide the Executive with the incentive compensation and benefits set forth in Section 4 hereof;

              (v) The failure by the Company to pay the Executive any portion of the Executive's current cash compensation, when due;

              (vi) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 9.1 hereof; or

              (vii) Any purported termination of the Executive's employment which does not comply with the applicable provisions of Section 6 of this Agreement, and, for purposes of the Agreement, no such purported termination shall be effective.

         Notwithstanding the foregoing, none of the events described in clauses
         (i) through (vii) of this Section 6.6(b) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty (30) days after the Company's receipt of such written notice.

         (c) The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. However, the Executive's failure to assert Good Reason within six (6) months from the time he had knowledge of the circumstance constituting Good Reason shall constitute a waiver of his right to terminate employment for Good Reason with respect to such event.

6.7 Voluntary Termination by the Executive, following a "Change of Control" (as defined below).

         (a) In the event the Executive elects to terminate his employment within one (1) year following the date of a Change of Control, the Company shall pay and provide to the Executive the amounts and benefits set forth in Section
6.4 hereof in the manner specified therein.

         (b) For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred if and when:

                  (i) there shall be consummated either: (i) any consolidation or merger of the Company in which the majority of the Board of Directors are not on the continuing or surviving Board of Directors or pursuant to which shares of the Company's common stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which each holder of the Company's common stock immediately prior to the merger has, upon consummation of the merger, the same proportionate ownership of common stock of the surviving corporation as such holder had of the Company's common stock immediately prior to the merger; or (ii) any sale, lease exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) or all or substantially all of the assets of the Company; or

                  (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

With the exception of the foregoing obligations of the Company and the Executive's covenants contained in Section 7 herein (which shall survive such termination), the Company and the Executive hereafter shall have no further obligations.

6.8      Excise Tax Equalization Payment

       (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to the Executive or for the Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise) but determined without regard to any additional payments required under this Section (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, less $10,000.

       (b) Subject to the provisions of Section 6.8(c) below, all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent audit firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to the Executive within sixty
(60) business days of the making of the Payment by the Company or the Company's receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6.8, shall be paid by the Company to the Executive within ten (10) business days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive for purposes of this Agreement. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Gross-Up Payment made by the Company is less than the payment which should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to this Section and the Executive is thereafter required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Executive or for the Executive's benefit.

       (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

         (i) give the Company any information reasonably requested by the Company relating to such claim;

         (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

         (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

         (iv) permit the Company to participate in any proceedings relating to such claim.

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation (to the extent it relates to issues with respect to which a Gross-Up Payment would be payable hereunder) and payment of related costs and expenses. Without limitation on the foregoing provisions of this Section 6.8, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, as its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the Executive's receipt of the amount advanced by the Company pursuant to this Section 6.8, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Section 6.8) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive's receipt of an amount advanced by the Company pursuant to this Section 6.8, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.9 Payments Conditioned on Waiver. Notwithstanding any other provision of this Agreement, where a payment is due to Executive under Section 6.4, 6.6 or 6.7 hereunder, no such payments shall be made unless and until Executive (or his Estate) shall have executed a copy of a waiver and release in the form annexed hereto as Exhibit "A", provided, however, that any such waiver and release shall expressly protect all rights and benefits of Executive under this Agreement, including without limitation, the rights under Sections 6.4, 6.6 and 6.7.

6.10 Payments. Except as specifically provided herein, all obligations of the Company to make payments and take any actions under this Agreement shall be discharged with all reasonable promptness and in no event greater than thirty
(30) days following the date upon which such obligation or action arises.

Section 7.  Confidentiality

7.1 Confidentiality. During the Term of this Agreement and thereafter for a period of five (5) years, the Executive will not directly or indirectly divulge or appropriate to his own use, or to the use of any third party, any "trade secrets" or "confidential information" (as defined in Section 7.2) of the Company or any of the Company's Affiliates (hereinafter, the Company and its subsidiaries and affiliates shall be collectively referred to as the "Company Group"), except as may be in public domain other than by violation of the Agreement or as may be required by law.

7.2 Trade Secrets and Confidential Information. "Trade Secrets" as used herein means all secret discoveries, inventions, formulae, designs, methods, processes, techniques of production and know-how relating to the Company Group's business. "Confidential Information" as used herein means the Company's internal policies and procedures, suppliers, customers, financial information and marketing practices, as well as secret discoveries, inventions, formulae, designs, techniques of production, know-how and other information relating to the Company Group's business not rising to the level of a trade secret under applicable law.

Section 8.  Indemnification

The Company hereby covenants and agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Executive fully, completely and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Agreement.

Section 9.  Assignment

9.1 Assignment by the Company. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any successor shall be deemed substituted for the "Company" for all purposes under this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company. Except as herein provided, this Agreement may not be assigned by the Company.

9.2 Assignment by Executive. This Agreement shall inure to the benefit and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

Section 10.       Dispute Resolution and Notice

10.1 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles of the location of his employment with the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration including, but not limited to, all fees, costs and expenses of counsel for the Executive shall be paid by the Company as incurred by the Executive. Executive shall have the authority, in his sole discretion, to hire counsel to represent the Executive in such arbitration proceeding.

10.2 Notice. For the purpose of this Agreement, any notices, requests, demands, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight delivery service (such as, but not limited to, Federal Express), to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices, to the attention of the President.

Section 11.       Miscellaneous

11.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

11.2 Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

11.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

11.4 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.5 Tax Withholding. The Company may withhold from any benefits payment under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

11.6 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement in the event of Executive's Death or Disability. Such designation must be in the form of a signed writing acceptable to the President. The Executive may make or change such designation at any time.

Section 12.  Governing Law

To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Texas, without regard to conflicts of law principles.

Section 13.  Non-Compete Agreement

         Executive acknowledges that the Company has a reasonable and legitimate business interest in protecting its Trade Secrets and Confidential Information from use by or disclosure to other individuals, companies or entities that compete with the regulated natural gas distribution and interstate transmission businesses of the Company (the "Restricted Business").

         (a) In the event of a Termination under Section 6.4 (Involuntary Termination by the Company without Cause) or 6.7 (Voluntary Termination by Executive Following a Change in Control) and in consideration for the Non-Compete Payment (as defined in Section 6.4(a)) to Executive set forth in this Agreement and in order to protect the Company's Confidential Information and Trade Secrets from intentional or inadvertent disclosure to or use by a competitor, Executive agrees that in the specified Geographical Area (as that term is hereinafter defined) for a period of three (3) years after the Termination Date, Executive will not alone, or in any capacity with another firm, corporation, institution, individual or other entity:

                  (1) directly or indirectly engage in the Restricted Business in the Specified Geographic Area, nor will Executive become a significant investor in or a principal, officer, director, employee, representative or agent of any venture or enterprise of whatever kind that is engaged in the Restricted Business within the Specified Geographic Area (except as a passive investor in publicly held companies) provided that, nothing in this Section shall restrict the Executive's employment by or association with any entity, venture or enterprise which engages in the Restricted Business in the Specified Geographic Area so long as the following conditions are complied with:
         (A) the Executive's employment or association with such entity, venture or enterprise is limited to work which is not part of the Restricted Business of such entity; (B) the Executive's employer takes all reasonable measures to ensure that the Executive is not involved with or consulted in any aspect of developing, marketing or servicing of such Restricted Business; and (C) the Executive, prior to accepting employment with any new employer, (for which the Executive has a reasonable belief that his new position is or may be contrary to this Agreement) informs that employer of this Section of the Agreement and provides that employer with a copy of this Section of the Agreement,

                  (2) directly interfere or attempt to interfere with the Company's relationships with any of its current customers or suppliers,

                  (3) directly or indirectly through others, induce, encourage or solicit, or attempt to induce, encourage or solicit, any employee of the Company, or its Affiliates, to terminate the employee's employment with the Company or Affiliate (it being understood that, e.g., newspaper advertisements and other similar general solicitations or hiring an employee of the Company who has already ceased employment with the Company shall not be a violation of this provision), or

                  (4) unless otherwise required by law or agreed to in writing by Company or in connection with generic proceedings not specifically targeting the Company, directly or indirectly through others, provide testimony or consulting advisory services to or for any (i) current customer or supplier of the Restricted Business of the Company, (ii) competitor of the Restricted Business of the Company in the Geographic Area, or (iii) intervenor, federal agency, public utility commission, division or any governmental agency in or for, with respect to any of clauses (i), (ii) or (iii) above, a proceeding, docket or investigation that directly affects the Restricted Business of the Company and/or in a proceeding which the Company is a participant, in the case of each of the foregoing within the Specified Geographic Area.

         (b) "Specified Geographic Area" shall mean any city, town, municipality or environs in which the Company provides the Restricted Business as of or immediately prior to the Termination. It is understood that the Specified Geographical Area set forth in this Section 13 is divisible so that if this
Section 13 is found to be invalid or unenforceable in an included geographical area, that area shall be severable and this Section 13 shall remain in effect for the remaining included geographical areas in which this Section is valid.

         (c) Executive agrees that the limitations imposed in this Section 13 as to duration of restrictions, geographical area, and/or scope of activity to be restrained are reasonable and not greater than necessary to protect the Company's Trade Secrets and Confidential Information and its legitimate business interests. Executive further agrees that the non-competition provisions of this Agreement are valid, enforceable and are ancillary to an otherwise enforceable agreement. In the event that, notwithstanding the foregoing, any of the provisions of this Section 13 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 13 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

(d) For each new job or position with a company or entity in the regulated natural gas business in the specified Geographic Area or that sells or supplies such products and/or services, in the specified Geographic Area, that the Executive accepts during the three (3) year period following the Termination Date, Executive shall disclose in writing the identity of the new employer and the new job duties of the Executive. Executive shall provide such information to the Company within ten (10) business days of Executive's acceptance of such position or job. The Company shall keep all such information confidential and not disclose such information to any third party.

         IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement, as of the day and year first above written.


SOUTHERN UNION COMPANY                               EXECUTIVE



By:    THOMAS F. KARAM                              DAVID W. STEVENS
       -----------------------------                ------------------
       Thomas F. Karam                              David W. Stevens
       President